UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):      April 16, 2003

                          MONARCH CASINO & RESORT, INC.
             (Exact name of registrant as specified in its charter)


          NEVADA                     0-22088                  88-0300760
(State or other jurisdiction       (Commission             (I.R.S. Employer
      of incorporation)             File Number)          Identification No.)


     1175 W. Moana Lane, Suite 200
            Reno, NEVADA                                          89509
(Address of Principal Executive Offices)                        (Zip Code)



                                 (775)825-3355
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
              ----------------------------------------------------
          (Former name or former address, if changed since last report)


ITEM 5.  Other Events and Regulation F-D Disclosure

     On April 16, 2003, Monarch Casino & Resort, Inc. (the "Company") issued a press release announcing the filing of a petition by its operating subsidiary, Golden Road Motor Inn, Inc., with the Second District Court of Nevada against the City of Reno and a private group. The Company has petitioned the Court to review the City of Reno's decision to enter into an agreement for the acquisition and relocation of the Old Reno Casino in downtown Reno, to condemn the real property occupied by the Old Reno Casino, to declare the agreement null and void and to preclude the City of Reno from condemning the real property.

ITEM 7.  Financial Statements and Exhibits

     (c) Exhibits

         99.01  Text of press release dated April 16, 2003.









































                                     -2-
                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MONARCH CASINO & RESORT, INC.
                                          (Registrant)


Date:    April 17, 2003                   By: /s/ Ben Farahi
                                              -------------------------------
                                          Name:   Ben Farahi
                                          Title:  Chief Financial Officer,
                                                  Treasurer and Secretary











































                                     -3-
                                                                 Exhibit 99.01

                                PRESS RELEASE

MONARCH CASINO & RESORT, INC. ANNOUNCES COMMENCEMENT OF LITIGATION AGAINST
                          CITY OF RENO AND OTHER PARTIES

       RENO, NV - April 16, 2003 - Monarch Casino & Resort, Inc. (Nasdaq: MCRI) today announced the filing of a petition by its operating subsidiary, Golden Road Motor Inn, Inc., with the Second District Court of Nevada against the
City of Reno and a private group. The Company has petitioned the Court to review the City of Reno's decision to enter into an agreement for the acquisition and relocation of the Old Reno Casino in downtown Reno, to condemn the real property occupied by the Old Reno Casino, to declare the agreement null and void and to preclude the City of Reno from condemning the real property.

       In the petition to the Court, Golden Road asserts that the City of Reno abused its discretion and acted arbitrarily and capriciously in violation of Nevada law when it approved the acquisition agreement and resolved to condemn the real property because the City is not condemning the property for a public use, and the property is not needed for a public use. Golden Road further asserts that the City of Reno abused its discretion and acted arbitrarily and capriciously when it accepted a private group's proposal that promotes private interests at the expense of sound public policy, the public's general well-being, and the interests of the Reno community as a whole.

       Golden Road believes that the performance of the City's agreement and a zone change would allow a casino of up to 37,500 square feet to be built in Reno without the requirement of any hotel rooms or other amenities that are now required under Nevada laws and the existing Reno code. Company management believes that such a casino could have a detrimental effect on the Company's business.

       Ben Farahi, Chief Financial Officer and Co-chairman of Monarch, stated "It is unfortunate that the company had to file this lawsuit to protect our shareholders from unfair competition. We have great pride in adhering to city and state law and, in our view, the actions of a few participants are skewing an otherwise level playing field. We trust that the court system in Reno will realize the inherent bias in the proposed license award to a power broker and allow fair competition to continue. In doing so, we believe the court system will reaffirm Reno as a vibrant market worthy of continued investment and opportunity."

       A copy of the full complaint is available on the company's website, www.monarchcasino.com.

       Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort in Reno, Nevada.
The Atlantis is located in the more affluent and fast-growing south part of Reno. The Atlantis is the closest hotel-casino to and is directly across the street from the Reno Sparks Convention Center, which completed a $105-million expansion and renovation in August, 2002. The Atlantis is recognizable due to its Sky Terrace, a unique structure rising approximately 55 feet from street level and spanning 160 feet across the street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company, that is compliant with all casino zoning requirements and is suitable and available for future expansion of the Atlantis facilities and is currently being used by the Company as additional paved parking for the Atlantis. The existing Atlantis site, which offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge, has been given city approval for an additional 500 hotel rooms with expansion of the casino



                                   -4-

and other amenities. The tropically-themed Atlantis features approximately 51,000 square feet of high-energy casino space with 37 table games and approximately 1,500 slot and video poker machines, a sports book, Keno and a poker room, and offers a variety of dining choices in the form of nine high-quality food outlets.

       This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to
(i) outcome of litigation and (ii) future impact of competing facilities. Additional information concerning potential risk factors are included in the company's Securities and Exchange Commission filings, which are available on the company's web site.

Contacts:     Ben Farahi at (775) 825-3355 or benfarahi@monarchcasino.com
              Karl G. Brokmann at (775) 825-3355 or kbrokmann@monarchcasino.com

For additional information, visit Monarch's web site at monarchcasino.com.